EXHIBIT 99.1
Contact:

Red Lion Hotels Corporation	CCG Investor Relations
Julie Langenheim, Investor Relations Manager	Crocker Coulson, President
(509) 777-6322	(310) 231-8600 ext 103

For Immediate Release:
Red Lion Hotels Corporation Reports Third Quarter 2006 Results; Strong Growth in RevPAR and EBITDA
SPOKANE, WA, November 2, 2006 – Red Lion Hotels Corporation (NYSE:RLH) today announced results for the third quarter and nine months ended September 30, 2006.
Key Third Quarter Operating Results
•	RevPAR (revenue per available room) increased 9.9% to $62.73 at system-wide hotels

•	ADR (average daily rate) increased 9.0% to $87.01 at system-wide hotels

•	Occupancy increased 0.6 percentage points to 72.1% at system-wide hotels

•	RevPAR from continuing hotel operations increased 11.0%

•	Total revenues from continuing operations increased 10.5% to $51.6 million

•	Hotel segment direct operating margin improved 300 basis points

•	Net income from continuing operations increased 60.2% to $4.5 million, excluding an expense for early extinguishment of debt

•	EPS from continuing operations were $0.23 per share, excluding an expense for early extinguishment of debt

•	EBITDA from continuing operations increased 21.0% to $12.9 million, excluding an expense for early extinguishment of debt

•	Including the expense for early extinguishment of debt, reported net income from continuing operations was $1.3 million, reported EPS from continuing operations were $0.07 per share and reported EBITDA from continuing operations was $7.9 million
Significant Events
•	Obtained a new $50 million revolving credit facility

•	Repaid approximately $34 million in secured debt

•	Completed the sale of two non-core hotels for gross proceeds of $10.1 million: the WestCoast Ridpath Hotel in Spokane, Washington and the Red Lion Hotel in Idaho Falls, Idaho

Arthur M. Coffey, President and CEO of Red Lion Hotels Corporation, said, “This was a great quarter for Red Lion. We delivered excellent results and achieved our key strategic goals. Our operating performance this quarter validates our decision to renovate our hotels. Our increased ADR reflects guests’ support for the enhanced Red Lion brand. We also improved our balance sheet this quarter by using the proceeds from our recent public common stock offering to pay down debt. Our resulting financial position gave us the ability to obtain a new credit facility. This new facility and the strengthened Red Lion brand give us the financial flexibility and room product necessary to continue with the execution of our strategy to expand to 100 markets by the end of 2010.”
The company’s total revenues from continuing operations during the quarter were $51.6 million, up 10.5% from the same quarter of 2005. Revenues in the hotel segment were up 11.0% over the prior year period to $47.8 million. Franchise and management revenues increased 4.6% to $0.9 million. Revenues in the entertainment segment increased 37.8% to $0.7 million.
The company’s repayment of debt to increase its financial flexibility resulted in two charges for early extinguishment of debt. In the third quarter, the Company booked an expense of $4.9 million related to the early extinguishment of $34 million in debt secured by one of its hotels. In the second quarter, the Company booked an expense of $0.9 million for the early repayment of $16.6 million of debentures in connection with its public offering.
Excluding the after-tax impact of the expense for early extinguishment of debt, EBITDA from continuing operations in the third quarter increased 21.0% to $12.9 million, and net income from continuing operations increased 60.2% to $4.5 million, or $0.23 per fully diluted share, compared to $0.22 per share in the prior period. Reported EBITDA from continuing operations for the quarter was $7.9 million, and reported net income from continuing operations was $1.3 million or $0.07 per fully diluted share. Overall reported net income was $1.5 million or $0.07 per share.
The company’s total revenues from continuing operations for the nine months ended September 30, 2006, were $131.6 million, up 4.1% from last year. Excluding the after-tax impact of the expense for early extinguishment of debt, EBITDA from continuing operations for the nine months ended September 30, 2006 increased 20.9% to $24.3 million, and net income from continuing operations increased to $4.2 million, or $0.26 per fully diluted share, compared to $0.05 per share in the prior period. Reported EBITDA for the nine months ended September 30, 2006 was $18.6 million, and reported net income was $0.5 million, or $0.03 per fully diluted share. Overall reported net income was $0.6 million, or $0.03 per fully diluted share.
Hotel Operations
In the third quarter of 2006, RevPAR for comparable system-wide hotels increased 9.9% over the same quarter of the previous year, to $62.73. This increase was primarily the result of a 9.0% increase in ADR to $87.01. Average occupancy improved to 72.1%, from 71.5% in the 2005 period.
At the beginning of the third quarter of 2006, room renovations at the company’s owned and leased hotels were substantially complete. RevPAR from continuing hotel operations at the company’s owned and leased hotels increased 11.0% in the third quarter of 2006, driven by an increase of 12.3% in ADR and offset by a 0.9 percentage point decrease in occupancy.

Revenues from continuing operations for owned and leased hotels increased 11.0% to $47.8 million during the third quarter of 2006. This increase was primarily driven by a 12.4% increase in hotel room revenues, as well as a 9.4% increase in food and beverage revenues. The hotels segment direct operating margin improved 300 basis points to 30.0% in the third quarter of 2006 from 27.0% in the third quarter of 2005.
“It is evident by the increased profit margin this quarter that our ADR growth is having a very favorable impact on operating income,” commented John Taffin, Executive Vice President, Hotel Operations. “The investments we are making in renovating our hotels are substantially strengthening the Red Lion brand and are delivering excellent results at the company’s hotels.”
Highlights and Recent Events
The company announced at the end of last quarter that it had substantially completed planned rooms renovations at its hotels. With rooms renovations substantially complete, the company is now focused on completing renovations of public guest contact areas such as lobbies and meeting rooms, which it expects to complete during the upcoming winter months.
In the third quarter, the company closed the sale of the Red Lion Hotel in Idaho Falls, Idaho and the WestCoast Ridpath Hotel in Spokane, Washington. The company received $10.1 million in aggregate proceeds from these sales. The total sale proceeds from the company’s previously announced disposition program now stands at $68.3 million. In connection with these hotel sales, Red Lion has paid off a total of $20.0 million in associated secured debt. The company continues to actively pursue the disposition of one remaining non-core hotel and surplus undeveloped land previously identified as assets held for sale.
On September 14, 2006, the company announced the closing of a $50 million revolving credit facility with Calyon Corporate and Investment Bank as Administrative Agent, Key Bank as Documentation Agent, and CIBC, Union Bank of California and Wells Fargo Bank as participants. The company intends to use the credit facility for general corporate purposes and to finance anticipated future growth.
“Our team is doing an exceptional job of leveraging our enhanced Red Lion brand to create value for our shareholders. We plan to continue our efforts to grow our existing operations while at the same time using the enhanced Red Lion brand and our financial flexibility to expand into new markets,” Mr. Coffey concluded.
Conference Call
The company will host a conference call at 11:00 a.m. PST (2:00 p.m. ET) on Thursday, November 2, 2006 to discuss financial results for the third quarter ended September 30, 2006. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (800) 762-4758. International callers should dial (480) 629-9035. There is no pass code required for this call. This conference call will be broadcast live over the Internet and can be accessed by all interested parties at www.redlion.com, in the Investor Relations portion of the website. To listen to the live call, please go to the Red Lion website at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available at 6:00 p.m. PST on November 2, 2006 through December 2, 2006 at (800) 475-6701 or

(320) 365-3844 (International) access code – 845767. The replay will also be available shortly after the call on the Red Lion website for 90 days.
About Red Lion Hotels Corporation
Red Lion Hotels Corporation is a hospitality and leisure company primarily engaged in the ownership, operation and franchising of midscale and upscale, full service hotels under its Red Lion® brand. As of September 30, 2006 the RLH hotel network was comprised of 58 hotels located in nine states and one Canadian province, with 10,168 rooms and 506,629 square feet of meeting space. The company also owns and operates an entertainment and event ticket distribution business. For more information, please visit the company’s website at www.redlion.com.
This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the company’s quarterly report on Form 10-Q for the quarter ended March 31, 2006 and in other documents filed by the company with the Securities and Exchange Commission.
# # #

Red Lion Hotels Corporation
Consolidated Statements of Operations
(unaudited)
($ in thousands, except footnotes)

	Three months ended September 30,
	2006	2005	$ Change	% Change

Revenue:
Hotels	$47,762	$43,021	$4,741	11.0%
Franchise and management	847	810	37	4.6%
Entertainment	2,519	1,828	691	37.8%
Real estate	241	772	(531)	-68.8%
Other	273	298	(25)	-8.4%

Total revenues	51,642	46,729	4,913	10.5%

Operating expenses:
Hotels	33,446	31,417	2,029	6.5%
Franchise and management	213	145	68	46.9%
Entertainment	2,107	1,607	500	31.1%
Real estate	172	781	(609)	-78.0%
Other	269	248	21	8.5%
Depreciation and amortization	3,260	2,841	419	14.7%
Hotel facility and land lease	1,751	1,718	33	1.9%
Gain on asset dispositions, net	(173)	(550)	377	68.5%
Undistributed corporate expenses	1,557	1,058	499	47.2%

Total expenses	42,602	39,265	3,337	8.5%

Operating income	9,040	7,464	1,576	21.1%

Other income (expense):
Interest expense	(2,921)	(3,553)	632	17.8%
Expense of early extinguishment of debt	(4,938)	—	(4,938)
Minority interest in partnerships, net	33	(87)	120	137.9%
Other income, net	554	436	118	27.1%

Income from continuing operations before income taxes	1,768	4,260	(2,492)	-58.5%

Income tax expense	450	1,449	(999)	-68.9%

Net income from continuing operations	1,318	2,811	(1,493)	-53.1%

Discontinued operations:
Income from operations of discontinued business units, net of income tax expense of $202 and $685	368	1,245	(877)	-70.4%
Net gain (loss) on disposal of discontinued business units, net of income tax expense (benefit) of $(128) and $1,487	(234)	2,702	(2,936)

Income from discontinued operations	134	3,947	(3,813)	96.6%

Net income	$1,452	$6,758	$(5,306)	-78.5%

EBITDA (1)	$8,197	$17,085	$(8,888)	-52.0%
EBITDA as a percentage of revenues (2)	15.1%	31.4%

EBITDA from continuing operations (1)	$7,949	$10,654	$(2,705)	-25.4%
EBITDA from continuing operations (2) as a percentage of revenues	15.4%	22.8%

(1)	The definition of “EBITDA” and how that measure relates to net income is discussed further in this release under Non-GAAP Financial Measures. EBITDA represents net income (or loss) before interest expense, income tax benefit or expense, depreciation, and amortization. EBITDA is not intended to represent net income as defined by generally accepted accounting principles in the United States and such information should not be considered as an alternative to net income, cash flows from operations or any other measure of performance prescribed by generally accepted accounting principles in the United States. We utilize EBITDA because management believes that investors find it to be a useful tool to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core on-going operations. EBITDA from continuing operations is calculated in the same manner, but excludes the operating activities of business units identified as discontinued.

(2)	The calculation of EBITDA as a percentage of revenues is based upon total operating revenues, from both continuing and discontinued operations, of $54,222,000 and $54,333,000 for the three months ended September 30, 2006 and 2005, respectively. EBITDA from continuing operations as a percentage of revenues is based upon the operating results of continuing business units as presented in the statements.

Red Lion Hotels Corporation
Earnings Per Share and Hotel Statistics
(unaudited)
(shares in thousands)

	Three months ended September 30,
	2006	2005

Earnings per share — basic: (1)
Net income from continuing operations	$0.07	$0.22
Income from discontinued operations	0.01	0.30

Net income	$0.08	$0.52

Earnings per share — diluted: (1)
Net income from continuing operations	$0.07	$0.22
Income from discontinued operations	—	0.29

Net income	$0.07	$0.51

Weighted average shares — basic	19,102	13,120
Weighted average shares — diluted	19,549	13,445

	Three months ended September 30,
	2006	2005	$ Change	% Change

Key Comparable System-wide Hotel Statistics:(2)
Average occupancy(3)	72.1%	71.5%
ADR(4)	$87.01	$79.83	$7.18	9.0%
RevPAR(5)	$62.73	$57.07	$5.66	9.9%

(1)	For the three months ended September 30, 2006, 303,762 of the 1,131,932 options to purchase common shares outstanding as of that date were considered dilutive. For the three months ended September 30, 2005, 39,113 of the 1,018,895 options to purchase common shares outstanding as of that date were considered dilutive. For those same periods, all of the 142,663 and 286,161 convertible operating partnership (“OP”) units, respectively, were considered dilutive. All convertible debt instruments were considered anti-dilutive.

(2)	Includes all hotels owned, leased, managed and franchised by Red Lion Hotels Corporation for each of the periods presented, including hotels classified as discontinued operations.

(3)	Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period and includes rooms taken out of service for renovation.

(4)	Average daily rate (“ADR”) represents total room revenues divided by the total number of paid rooms occupied by hotel guests.

(5)	Revenue per available room (“RevPAR”) represents total room and related revenues divided by total available rooms.

Red Lion Hotels Corporation
Consolidated Statements of Operations
(unaudited)
($ in thousands, except footnotes)

	Nine months ended September 30,
	2006	2005	$ Change	% Change

Revenue:
Hotels	$119,242	$112,786	$6,456	5.7%
Franchise and management	2,064	2,228	(164)	-7.4%
Entertainment	8,377	7,246	1,131	15.6%
Real estate	1,131	3,230	(2,099)	-65.0%
Other	791	931	(140)	-15.0%

Total revenues	131,605	126,421	5,184	4.1%

Operating expenses:
Hotels	91,871	89,503	2,368	2.6%
Franchise and management	623	408	215	52.7%
Entertainment	7,062	6,396	666	10.4%
Real estate	1,167	2,509	(1,342)	-53.5%
Other	781	709	72	10.2%
Depreciation and amortization	9,278	8,562	716	8.4%
Hotel facility and land lease	5,162	5,203	(41)	-0.8%
Gain on asset dispositions, net	(1,461)	(857)	(604)	-70.5%
Undistributed corporate expenses	3,775	3,061	714	23.3%

Total expenses	118,258	115,494	2,764	2.4%

Operating income	13,347	10,927	2,420	22.1%

Other income (expense):
Interest expense	(9,720)	(10,752)	1,032	9.6%
Expense of early extinguishment of debt	(5,743)	—	(5,743)
Minority interest in partnerships, net	43	(72)	115	-159.7%
Other income, net	1,626	521	1,105	212.1%

Income (loss) from continuing operations before income taxes	(447)	624	(1,071)	171.6%

Income tax expense (benefit)	(923)	33	(956)	2897.0%

Net income from continuing operations	476	591	(115)	19.5%

Discontinued operations:
Income from operations of discontinued business units, net of income tax expense of $158 and $1,137	288	2,073	(1,785)	-86.1%
Net gain (loss) on disposal of discontinued business units, net of income tax expense (benefit) of $(112) and $1,487	(204)	2,702	(2,906)

Income from discontinued operations	84	4,775	(4,691)	-98.2%

Net income	$560	$5,366	$(4,806)	89.6%

EBITDA (1)	$18,802	$28,475	$(9,673)	-34.0%
EBITDA as a percentage of revenues (2)	13.7%	19.4%

EBITDA from continuing operations (1)	$18,551	$19,938	$(1,387)	-7.0%
EBITDA from continuing operations (2) as a percentage of revenues	14.1%	15.8%

(1)	The definition of “EBITDA” and how that measure relates to net income is discussed further in this release under Non-GAAP Financial Measures. EBITDA represents net income (or loss) before interest expense, income tax benefit or expense, depreciation, and amortization. EBITDA is not intended to represent net income as defined by generally accepted accounting principles in the United States and such information should not be considered as an alternative to net income, cash flows from operations or any other measure of performance prescribed by generally accepted accounting principles in the United States. We utilize EBITDA because management believes that investors find it to be a useful tool to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core on-going operations. EBITDA from continuing operations is calculated in the same manner, but excludes the operating activities of business units identified as discontinued.

(2)	The calculation of EBITDA as a percentage of revenues is based upon total operating revenues, from both continuing and discontinued operations, of $137,660,000 and $146,571,000 for the nine months ended September 30, 2006 and 2005, respectively. EBITDA from continuing operations as a percentage of revenues is based upon the operating results of continuing business units as presented in the statements.

Red Lion Hotels Corporation
Earnings Per Share and Hotel Statistics
(unaudited)
(shares in thousands)

	Nine months ended September 30,
	2006	2005

Earnings per share — basic: (1)
Net income from continuing operations	$0.03	$0.05
Income from discontinued operations	0.01	0.36

Net income	$0.04	$0.41

Earnings per share — diluted: (1)
Net income from continuing operations	$0.03	$0.05
Income from discontinued operations	—	0.36

Net income	$0.03	$0.41

Weighted average shares — basic	15,840	13,096
Weighted average shares — diluted	16,275	13,317
(2)

	Nine months ended September 30,
	2006	2005	$ Change	% Change

Key Comparable System-wide Hotel Statistics:(2)
Average occupancy(3)	62.4%	63.1%
ADR(4)	$81.75	$74.93	$6.82	9.1%
RevPAR(5)	$51.02	$47.27	$3.75	7.9%

(1)	For the nine months ended September 30, 2006, 339,304 of the 1,131,932 options to purchase common shares outstanding as of that date were considered dilutive. For the nine months ended September 30, 2005, 28,606 of the 1,018,895 options to purchase common shares outstanding as of that date were considered dilutive. For those same periods, all of the 142,663 and 286,161 convertible operating partnership (“OP”) units, respectively, were considered dilutive. All convertible debt instruments were considered anti-dilutive.

(2)	Includes all hotels owned, leased, managed and franchised by Red Lion Hotels Corporation for each of the periods presented, including hotels classified as discontinued operations.

(3)	Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period and includes rooms taken out of service for renovation.

(4)	Average daily rate (“ADR”) represents total room revenues divided by the total number of paid rooms occupied by hotel guests.

(5)	Revenue per available room (“RevPAR”) represents total room and related revenues divided by total available rooms.

Red Lion Hotels Corporation
Consolidated Balance Sheets
(unaudited)
($ in thousands, except share data)

	September 30,	December 31,
	2006	2005

Assets:
Current assets:
Cash and cash equivalents	$30,601	$28,338
Restricted cash	2,806	3,803
Accounts receivable, net	9,847	8,645
Inventories	1,601	1,712
Prepaid expenses and other	4,544	1,595
Assets held for sale:
Assets of discontinued operations	4,945	20,217
Other assets held for sale	715	715

Total current assets	55,059	65,025

Property and equipment, net	245,230	223,456
Goodwill	28,042	28,042
Intangible assets, net	12,262	12,852
Other assets, net	14,665	14,708

Total assets	$355,258	$344,083

Liabilities:
Current liabilities:
Accounts payable	$9,824	$7,013
Accrued payroll and related benefits	5,334	5,512
Accrued interest payable	391	652
Advance deposits	401	190
Other accrued expenses	11,305	9,314
Long-term debt, due within one year	2,565	3,151
Liabilities of discontinued operations	401	3,089

Total current liabilities	30,221	28,921

Long-term debt, due after one year	87,408	122,718
Deferred income	7,205	7,770
Deferred income taxes	14,920	13,420
Minority interest in partnerships	267	2,584
Debentures due Red Lion Hotels Capital Trust	30,825	47,423

Total liabilities	170,846	222,836

Stockholders’ equity:
Preferred stock - 5,000,000 shares authorized; $0.01 par value; no shares issued or outstanding	—	—
Common stock - 50,000,000 shares authorized; $0.01 par value; 19,111,664 and 13,131,282 shares issued and outstanding	191	131
Additional paid-in capital, common stock	147,377	84,832
Retained earnings	36,844	36,284

Total stockholders’ equity	184,412	121,247

Total liabilities and stockholders’ equity	$355,258	$344,083

Red Lion Hotels Corporation
Consolidated Statement of Cash Flows
(unaudited)
($ in thousands)

	Nine months ended September 30,
	2006	2005
Operating activities:
Net income	$560	$5,366
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,278	8,662
Gain on disposition of property, equipment and other assets, net	(1,606)	(752)
Gain on disposition of discontinued operations, net	316	(4,189)
Expense of early extinguishment of debt	5,743	—
Deferred income tax provision	1,500	(15)
Minority interest in partnerships	(43)	72
Equity in investments	(177)	53
Compensation expense related to stock issuance	545	138
Provision for doubtful accounts	(411)	160
Change in current assets and liabilities:
Restricted cash	997	(2,086)
Accounts receivable	(654)	(1,937)
Inventories	257	80
Prepaid expenses and other	(2,948)	1,053
Accounts payable	2,756	(713)
Accrued payroll and related benefits	(661)	259
Accrued interest payable	(267)	(43)
Other accrued expenses and advance deposits	2,260	7,720

Net cash provided by operating activities	17,445	13,828

Investing activities:
Purchases of property and equipment	(30,294)	(13,615)
Proceeds from disposition of property and equipment	27	4,808
Proceeds from disposition of discontinued operations	12,724	14,938
Proceeds from (advances to) Red Lion Hotels Capital Trust	498	(20)
Distributions from equity investee	—	117
Proceeds from collections under note receivable	—	493
Other, net	111	(3)

Net cash provided by (used in) investing activities	(16,934)	6,718

Financing activities:
Proceeds from note payable to bank	—	50
Repayment of note payable to bank	—	(50)
Proceeds from long-term debt	—	3,875
Repayment of long-term debt including expense of early extinguishment	(40,893)	(7,072)
Proceeds from common stock offering	60,420	—
Repayment of debentures including expense of early extinguishment	(17,403)	—
Proceeds from issuance of common stock under employee stock purchase plan	156	151
Proceeds from stock option exercises	343	69
Additions to deferred financing costs	(909)	(318)

Net cash provided by (used in) financing activities	1,714	(3,295)

Net cash in discontinued operations	38	174

Change in cash and cash equivalents:
Net increase in cash and cash equivalents	2,263	17,425
Cash and cash equivalents at beginning of period	28,338	9,577

Cash and cash equivalents at end of period	$30,601	$27,002

Red Lion Hotels Corporation
Additional Hotel Statistics
(unaudited)
System-wide Hotels as of September 30, 2006

			Meeting Space
	Hotels	Rooms	(sq. ft.)

Owned and Leased Hotels: (1)
Red Lion Hotels	31	5,829	299,328
Other	1	218	14,000

	32	6,047	313,328

Managed Hotels	1	254	36,000
Red Lion Franchised Hotels	25	3,867	157,301

Total	58	10,168	506,629

Total Red Lion Hotels	56	9,696	456,629
Comparable Hotel Statistics (2)

	Three months ended September 30, 2006			Three months ended September 30, 2005
	Average			Average
	Occupancy (3)	ADR (4)	RevPAR (5)	Occupancy (3)	ADR (4)	RevPAR (5)

Owned and Leased Hotels:
Continuing Operations	72.1%	$89.26	$64.35	73.0%	$79.47	$57.99
Discontinued Operations	59.9%	$81.84	$49.02	59.4%	$84.40	50.17

Combined Owned and Leased Hotels	71.7%	$89.04	$63.80	72.5%	$79.61	57.71

System-wide (6)	72.1%	$87.01	$62.73	71.5%	$79.83	$57.07

Red Lion Hotels (7)	72.1%	$86.35	$62.26	71.6%	$79.01	$56.57

Change from comparative period:
Owned and Leased Hotels:
Continuing Operations	(0.9)	12.3%	11.0%
Discontinued Operations	0.5	-3.0%	-2.3%

Combined Owned and Leased Hotels	(0.8)	11.8%	10.6%

System-wide (6)	0.6	9.0%	9.9%

Red Lion Hotels (7)	0.5	9.3%	10.1%

	Nine months ended September 30, 2006			Nine months ended September 30, 2005
	Average			Average
	Occupancy (3)	ADR (4)	RevPAR (5)	Occupancy (3)	ADR (4)	RevPAR (5)

Owned and Leased Hotels:
Continuing Operations	61.9%	$83.06	$51.40	64.8%	$74.35	$48.16
Discontinued Operations	32.9%	$79.32	$26.12	35.8%	$76.26	$27.31

Combined Owned and Leased Hotels	60.8%	$82.99	$50.48	63.7%	$74.39	$47.40

System-wide (6)	62.4%	$81.75	$51.02	63.1%	$74.93	$47.27

Red Lion Hotels (7)	62.8%	$80.73	$50.68	63.4%	$73.90	$46.88

Change from comparative period:
Owned and Leased Hotels:
Continuing Operations	(2.9)	11.7%	6.7%
Discontinued Operations	(2.9)	4.0%	-4.4%

Combined Owned and Leased Hotels	(2.9)	11.6%	6.5%

System-wide (6)	(0.7)	9.1%	7.9%

Red Lion Hotels (7)	(0.6)	9.2%	8.1%

(1)	Statistics include one hotel identified as a discontinued business unit, with 218 rooms and 14,000 square feet of meeting space.

(2)	Includes all hotels owned, leased, managed and franchised by Red Lion Hotels Corporation for each of the periods presented.

(3)	Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period and includes rooms taken out of service for renovation.

(4)	Average daily rate (“ADR”) represents total room revenues divided by the total number of paid rooms occupied by hotel guests.

(5)	Revenue per available room (“RevPAR”) represents total room and related revenues divided by total available rooms.

(6)	Includes all hotels owned, leased, managed and franchised for greater than one year by Red Lion Hotels Corporation. Includes three hotels classified as discontinued operations.

(7)	Includes all hotels owned, leased, managed and franchised for greater than one year operated under the Red Lion brand name. Includes one hotel classified as a discontinued operation.

Red Lion Hotels Corporation
Disclosure of Special Items
(unaudited)
($ in thousands except per share data)
During the nine months ended September 30, 2006 we recorded charges for early extinguishment of debt in connection with our repayment of long-term debt, our retirement of certain debentures and our cancellation a credit agreement. As a result, the operation as presented in the accompanying financial statements may not reflect a meaningful comparison of continuing operations. The following table represents a reconciliation of certain earnings measures from continuing operations before special items to earnings from continuing operations after special items.

	Three months ended September 30, 2006			Three months ended September 30, 2005
	Net Income	EBITDA	Diluted EPS	Net Income	EBITDA	Diluted EPS
	from Continuing	from Continuing	from Continuing	from Continuing	from Continuing	from Continuing
	Operations	Operations	Operations	Operations	Operations	Operations

Amount before special items	$4,503	$12,887	$0.23	$2,811	$10,654	$0.22

Special items:
Expense of early extinguishment of debt (1)	(4,938)	(4,938)	(0.25)	—	—	—
Income tax benefit of special items (2)	1,753	—	0.09	—	—	—

Amount per consolidated statement of operations	$1,318	$7,949	$0.07	$2,811	$10,654	$0.22

Change from the comparative period:
Amount before special items	60.2%	21.0%	5.9%
Amount per consolidated statement of operations	-53.1%	-25.4%	-68.2%

	Nine months ended September 30, 2006			Nine months ended September 30, 2005
	Net Income	EBITDA	Diluted EPS	Net Income	EBITDA	Diluted EPS
	from Continuing	from Continuing	from Continuing	from Continuing	from Continuing	from Continuing
	Operations	Operations	Operations	Operations	Operations	Operations

Amount before special items	$4,180	$24,294	$0.26	$591	$19,938	$0.05

Special items:
Expense of early extinguishment of debt (1)	(5,743)	(5,743)	(0.35)	—	—	—
Income tax benefit of special items (2)	2,039	—	0.13	—	—	—

Amount per consolidated statement of operations	$476	$18,551	$0.03	$591	$19,938	$0.05

Change from the comparative period:
Amount before special items	607.3%	21.8%	413.7%
Amount per consolidated statement of operations	-19.5%	-7.0%	-40.0%

(1)	Line item as presented on the accompanying consolidated statements of operations.

(2)	Represents taxes on special items at the Company’s expected incremental tax rate as applicable.

Red Lion Hotels Corporation
Reconciliation of EBITDA to Net Income
(unaudited)
($ in thousands)
The following is a reconciliation of EBITDA and EBITDA from continuing operations to net income for the periods presented:

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
EBITDA from continuing operations	$7,949	$10,654	$18,551	$19,938
Income tax (expense) benefit — continuing operations	(450)	(1,449)	923	(33)
Interest expense — continuing operations	(2,921)	(3,553)	(9,720)	(10,752)
Depreciation and amortization — continuing operations	(3,260)	(2,841)	(9,278)	(8,562)

Net income from continuing operations	1,318	2,811	476	591
Income from discontinued operations	134	3,947	84	4,775

Net income	$1,452	$6,758	$560	$5,366

EBITDA	$8,197	$17,085	$18,802	$28,475
Income tax (expense) benefit	(524)	(3,621)	877	(2,662)
Interest expense	(2,961)	(3,830)	(9,841)	(11,782)
Depreciation and amortization	(3,260)	(2,876)	(9,278)	(8,665)

Net income	$1,452	$6,758	$560	$5,366

NON-GAAP FINANCIAL MEASURES
EBITDA is defined as net income (or loss), before interest, taxes, depreciation and amortization. EBITDA is considered a non-GAAP financial measurement. We believe it is a useful financial performance measure for us and for our shareholders and is a complement to net income and other financial performance measures provided in accordance with generally accepted accounting principles in the United States (“GAAP”). EBITDA from continuing operations is calculated in the same manner, but excludes the operating results of business units identified as discontinued under GAAP.
We use EBITDA to measure the financial performance of our owned and leased hotels because it excludes interest, taxes, depreciation and amortization, which bear little or no relationship to operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. We generally pay federal and state income taxes on a consolidated basis, taking into account how the applicable taxing laws apply to our company in the aggregate. By excluding taxes on income, we believe EBITDA provides a basis for measuring the financial performance of our operations excluding factors that our hotels and other operations cannot control. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on historical cost and other factors unrelated to the hotels’ financial performance, EBITDA measures the financial performance of our hotels without regard to their historical cost. For all of these reasons, we believe that EBITDA provides us and investors with information that is relevant and useful in evaluating our business.
However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our long-lived assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as defined by us, may not be comparable to EBITDA as reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile all EBITDA measures to net income, which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.